FREE WRITING PROSPECTUS Dated January 20, 2016	Filed Pursuant to Rule 433 Registration No. 333-204844 Registration No. 333-204844-01

$1b+ ($795mm+ offered) Ally Auto Receivables Trust Series 2016-1 (ALLYA 2016-1)

Jt-Books: Citi (str), BofAML, Credit Agricole, and Deutsche Bank

Co-Mgrs: Lloyds, Scotia, CIBC, BMO and PNC

CLS	$AMT(mm)	WAL (y)*	M/F**	E. FNL	L. FNL	BMK	SPRD	YLD%	CPN%	PRICE
A-1	200.00	0.17	Retained	06/16	02/15/17	Retained
A-2a	236.00	0.91	Aaa/AAA	07/17	08/15/18	EDSF+	50bp	1.210	1.20	99.99375
A-2b	140.00	0.91	Aaa/AAA	07/17	08/15/18	1mL+	50bp			100.00000
A-3	321.00	2.13	Aaa/AAA	01/19	04/15/20	ISwaps+	57bp	1.480	1.47	99.98859
A-4	98.30	3.23	Aaa/AAA	06/19	11/16/20	ISwaps+	66bp	1.745	1.73	99.97272
B	22.14	3.38	Retained	06/19	03/15/21	Retained
C	18.45	3.38	Retained	06/19	06/15/21	Retained
D	13.71	3.38	Retained	06/19	09/15/22	Retained

*WAL to 10% clean-up call

**Expected Ratings

Ticker: ALLYA 2016-1

Settle: 1/27/2016

Registration: SEC-Reg

First Pay: 02/16/2016

ERISA Eligible: YES

Expected Ratings: Moody’s/Fitch

Min Denoms: $1K x $1K

Bill & Deliver: Citi

CUSIPS

A-2a 02007C AB8

A-2b 02007C AC6

A3 02007C AD4

A4 02007C AE2

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146.